Exhibit 99.1

Company Contact: Nicholas R. Schacht President and CEO (703) 709-9119 nick_schacht@learningtree.com

LEARNING TREE TO EXPLORE POSSIBLE SALE OF THE COMPANY

RESTON, VA — May 28, 2008—Learning Tree International, Inc. (NASDAQ: LTRE) today announced that a special committee of its independent directors has decided to solicit offers to purchase the company.

“For over 33 years, Learning Tree has taken the lead in providing the highest quality, vendor-independent education and training for managers and IT professionals worldwide,” commented Learning Tree President and CEO Nicholas R. Schacht. “In the past year we achieved significant improvements in profitability and revenue, further enhancing our already strong financial position. We believe this is an appropriate time to solicit offers to determine if a sale is the best way to maximize shareholder value. A sale would also address the desires of our two founders, who remain our principal shareholders, for diversification and liquidity to accommodate their charitable interests.”

“As we proceed with this process, we will continue to provide our customers with the same high levels of service and results for which we are known,” Schacht concluded.

Learning Tree has retained RBC Capital Markets, a subsidiary of the Royal Bank of Canada, as its financial advisor and Manatt, Phelps & Phillips, LLP as its legal advisor. Learning Tree has not ruled out either continuing as a stand-alone company or pursuing some other strategic alternative. Learning Tree does not plan to release additional information about the status of this process until a definitive agreement is executed or Learning Tree otherwise determines that further disclosure is appropriate.

ABOUT LEARNING TREE INTERNATIONAL, INC.:

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, project management, leadership, communications, business analysis, and strategic business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

FORWARD LOOKING STATEMENTS:

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from any forward looking statements, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on

Form 10-K. Please read that section carefully. Some of the factors that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.